Exhibit 99.1

PRIMEDIA
PRIMEDIA Inc. 745 Fifth Avenue New York, NY 10151	News Release

PRIMEDIA Reports Full Year 2006 Results

NEW YORK—February 27, 2007—PRIMEDIA Inc. (NYSE: PRM) today reported Full Year and Fourth Quarter 2006 results.

($ millions)	Fourth Quarter			Percent	Full Year				Percent
	2006		2005	Change	2006		2005		Change
Segment Revenue, net (a):
Enthusiast Media	$130.3		$128.7	1.2%	$524.8		$504.6		4.0%
Consumer Guides	80.5		80.7	-0.2%	324.5		317.1		2.3%
Total Net Revenue	$210.8		$209.4	0.7%	$849.3		$821.7		3.4%
Segment EBITDA (b):
Enthusiast Media	$25.3	(c)	$25.9	-2.3%	$97.4	(c)	$98.1		-0.7%
Consumer Guides	23.7		21.0	12.9%	81.3		74.9		8.5%
Corporate Overhead	(7.5	)(d)	(7.8)		(28.3	)(d)	(28.0)
Total Segment EBITDA	$41.5		$39.1	6.1%	$150.4		$145.0		3.7%
Operating Income	$30.8		$29.1	5.8%	$107.8		$106.0		1.7%
Loss from Continuing Operations (e)	($10.6)		($3.2)	($27.6)	($66.7)
Discontinued Operations (f)	($3.2)		($10.5)	$65.9 (g)			$631.3	(h)
Net Income (Loss)	($13.8)		($13.7)	$38.3	$564.6
Free Cash Flow (i)	($2.9)		($26.0)	$8.6	($47.2)

a) This presentation eliminates all intrasegment activity .

b) Reconciled to GAAP measure in the attached Financial Highlights table.

c) In 2006, Enthusiast Media Segment EBITDA was reduced for non-cash compensation expense,  relating to Automotive.com’s CEO of $1.5 million and $2.3 million for the quarter and year ended December 31, 2006, respectively, due to the fair value measurement of the deferred purchase price arising from the acquisition of Automotive.com, which is expected to be paid in 2009 or 2010. Additionally, Segment EBITDA w as reduced for cash compensation expense relating to Automotive.com’s CEO of $1.0 million and $1.2 million for the quarter and year ended December 31, 2006, respectively, due to additional payments made relating to the acquisition of Automotive.com.

d) In 2006, Corporate Overhead includes $2.1 million (vs. $0.5 million in 2005) and $4.9 million (vs .. $0.5 million in 2005) for the quarter and year ended December 31, 2006, respectively, of non-recurring expenses related to the exploration of the spin and third party tax services.

e) In 2006, interest expense increased by $9.1 million and decreased by $2.4 million for the quarter and year ended December 31, 2006, respectively, due to the fair value measurement of the deferred purchase price arising from the acquisition of Automotive.com.

f ) In the fourth quarter of 2006, the Company decided to sell the Outdoors Group, part of the Enthusiast Media Segment, and pursue the sales of Channel One, Films Media Group and PRIMEDIA Healthcare, comprising the Education Segment. All of these operations have been classified as discontinued operations for all periods presented.

g) Includes net gain on the sales of Crafts Group, History Group and Gems Group of $45.4 mllion, $13.5 million and $3.0 million, respectively .

h) Includes net gain on the sales of About, Inc. of $379.1 million, the Business Information segment of $222.0 million and PWPL of $2.8 million.

i) Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property , equipment and other and capital lease payments (excluding acquisitions). Free cash flow is reconciled to a GAAP measure in the attached Exhibit A .

(continued)

“Enthusiast Media’s strategies first implemented in late 2005 are beginning to deliver results, and Consumer Source had a good year despite continuing tough market conditions for Apartment Guide,” said Dean B. Nelson, Chairman, President, and CEO of PRIMEDIA Inc.  “PRIMEDIA’s revenue and Segment EBITDA growth in 2006 reflect the strength of Consumer Source and Enthusiast Media—neither of which are yet operating at their full potential.  We look forward to continued progress in 2007.”

On February 9, 2007, PRIMEDIA (“the Company”) announced that its Board of Directors has authorized the Company to explore the sale of its Enthusiast Media Segment (PEM).  PRIMEDIA has retained Goldman Sachs and Lehman Brothers to manage this process.

PEM is the number one special interest media company in the U.S. with over 70 publications, 90 leading websites and over 65 events, with revenues of over $500 million in 2006, excluding the recently divested Outdoors Group.  Some of PEM’s best known assets include Motor Trend, Automobile, Hot Rod, Automotive.com, Power and Motoryacht and Surfer.

Mr. Nelson said, “The Board believes the market environment is extremely favorable for the sale of PEM.  We have spent considerable time reviewing strategic options for the Company and have been exploring, at the Board’s direction, a possible spin off of our Consumer Source division, creating two distinct publicly traded companies.  We have received a favorable IRS ruling and virtually completed complying with the Securities and Exchange Commission regulations.  Therefore, spinning off the Consumer Source business remains an option.

“However, given the multiples PRIMEDIA received from the sale of the Outdoors Group and the particularly strong investment and debt markets, the Board believes the best course of action for PRIMEDIA shareholders is exploring the complete sale of PEM,” Mr. Nelson said.  “In addition, we are seeing positive results from our online and product investments, which we believe will be valued by potential acquirers.  We believe there will be strong interest in our leading brands and early indications are we will have a very robust auction process.”  Mr. Nelson added, “The Company will apply the proceeds from the sale to pay down debt.”

As announced in December 2006, because the Company is exploring strategic alternatives for the businesses of its Education segment, that segment has been classified as a discontinued operation for all periods.  As the decision to explore the sale of the Enthusiast Media Segment, excluding the Outdoors Group that was classified as discontinued in the fourth quarter of 2006, was not made until February 2007, the Enthusiast Media Segment was a continuing operation through year-end 2006, and will be classified as a discontinued operation for all periods commencing the first quarter of 2007.

As a result of the classification of those operations as discontinued, going forward into 2007, the Company will consist of one segment, Consumer Source.  In 2007, the Company expects its Consumer Guides Segment to deliver mid single digit percentage revenue and Segment EBITDA growth, reflecting revenue growth in New Home Guide, Auto Guide, and the Company’s single unit rental property business, partially offset by a full-year decline in Apartment Guide.  Reflecting improvement in the management and operations of Auto Guide, the Company expects operating losses in Auto Guide to diminish throughout the year.  The Company expects to deliver sequential quarter revenue growth later in the year in Apartment Guide, depending on market conditions.

The Company estimates $16 million in Consumer Source’s capital expenditures in 2007, compared to $13 million in 2006; and estimates a use of $1 million of working capital for Consumer Source in 2007, the same as 2006.

The slight year-over-year increase in 2006 Consolidated corporate overhead reflects $4.6 million in corporate expense reductions, offset by $2.5 million of spin-related expenses, and $2.4 million of third party tax consulting services related to the net operating loss carryforwards and tax bases in the businesses.  Both the spin-related and tax expenses are expected to be non-recurring.

In 2006, Enthusiast Media Segment EBITDA (and therefore consolidated Segment EBITDA), was reduced for non-cash compensation expense relating to Automotive.com’s CEO of $1.5 million and $2.3 million for the quarter and year ended December 31, 2006, respectively, due to the fair value measurement of the deferred purchase price arising from the acquisition of Automotive.com, which is expected to be paid in 2009 or 2010.  Additionally, Enthusiast Media Segment EBITDA (and therefore consolidated Segment EBITDA and Free Cash Flow) was reduced for cash compensation expense relating to Automotive.com’s CEO of $1.0 million and $1.2 million for the quarter and year ended December 31, 2006, respectively, due to additional dividend payments made relating to the acquisition of Automotive.com.

For the full year ended December 31, 2006, Free Cash Flow was $8.6 million compared to negative $47.2 million for the full year 2005.  The increase in Free Cash Flow in 2006 is due primarily to lower debt service, improvement in working capital, and lower capital expenditures.  Free Cash Flow includes discontinued operations, such as Crafts, Outdoors, and Education, and the $1.2 million related to Automotive.com, as described in the paragraph above.

PRIMEDIA’s multiple of net debt and preferred stock to Segment EBITDA (including discontinued operations not yet sold) is 7.6x, compared to 12x on December 31, 2001.  On December 31, 2006, net debt was $1.32 billion versus net debt and preferred stock of $2.70 billion on December 31, 2001. On January 31, 2007, the Company received $170 million of proceeds upon the closing of the sale of the Outdoors Group.  The Company has adequate resources to finance the implementation of its operating strategy and growth initiatives.

Reflecting transactions (including the sale of the Company’s Outdoors Group), and other cash flows subsequent to December 31, 2006, as of February 23, 2007, PRIMEDIA’s net debt was approximately $1.2 billion.

At December 31, 2006, the Company estimates it has approximately $1.1 billion of Federal NOLs, after giving effect to the sale of the Company’s Outdoors Group, which was sold subsequent to year-end.

(continued)

Segment Results

Enthusiast Media (Includes the Company’s Consumer, Performance, and International Automotive Groups; Automotive Digital; the Recreation Groups including Marine, Equine and Action Sports Groups; and the Lifestyles Group including Home Tech, Soaps Groups, SLAM; and Retailvision)

	Fourth Quarter			Percent	Full Year			Percent
($ millions)	2006		2005	Change	2006		2005	Change
Revenue, net (a)
Advertising	$71.1		$72.9	-2.5%	$292.6		$296.8	-1.4%
Circulation	41.3		41.1	0.5%	163.7		164.1	-0.2%
Other	17.9		14.7	21.8%	68.5		43.7	56.8%
Total Net Revenue	$130.3		$128.7	1.2%	$524.8		$504.6	4.0%

Segment Expenses	$105.0		$102.8	2.1%	$427.4		$406.5	5.1%

Segment EBITDA (b)	$25.3	(c)	$25.9	-2.3%	$97.4	(c)	$98.1	-0.7%

a) This presentation eliminates all intrasegment activity .

b) Reconciled to GAAP measure in the attached Financial Highlights table.

c) In 2006, Enthusiast Media Segment EBITDA w as reduced for non-cash compensation expense relating to Automotive.com’s CEO of $1.5 million and $2.3 million for the quarter and year ended December 31, 2006, respectively, due to the fair value measurement of the deferred purchase price arising from the acquisition of Automotive.com, w hich is expected to be paid in 2009 or 2010. Additionally, Segment EBITDA w as reduced for cash compensation expense relating to Automotive.com’s CEO of $1.0 million and $1.2 million for the quarter and year ended December 31, 2006, respectively , due to additional payments made relating to the acquisition of Automotive.com.

Growth in non-print revenue was the primary driver of the Enthusiast Media Segment’s revenue growth in 2006, partially offset by slight declines in advertising and circulation revenue, primarily attributable to the International Automotive Group.  Newsstand revenue growth was driven by the redesigned titles that were part of the Company’s product improvement efforts.

“Enthusiast Media’s performance strengthened over the year, even in a soft market, as the key initiatives began to gain traction.  This gives us confidence that this business will deliver increasingly stronger results as we continue to work on our strategies, particularly in the areas of improving the quality of our print products, reducing costs through draw reduction, and driving profitable growth in our non-print businesses, including online,” said Steve Parr, President of PRIMEDIA Enthusiast Media.

Automotive Group (Includes Consumer, Performance, and International Automotive Groups, and Automotive Digital):

Automotive Group revenue grew 5.9% in 2006, primarily due to growth in the Consumer Automotive Group and the acquisition of Automotive.com.  Full-year weakness in the International Automotive Group again reduced results.

On February 8, 2007, the Company acquired Toronto-based VerticalScope Inc.’s Modified Automotive Group.  Modified Magazine and its related event partnerships and websites are now part of Enthusiast Media’s International Automotive Group; Modified Luxury & Exotics is part of the Consumer Automotive Group; and Modified Mustangs is part of the Performance Automotive Group.

In 2006, the Consumer Automotive Group delivered growth in advertising and subscription revenue, with flat newsstand revenue.  The most significant growth in Consumer Automotive Group revenue was in non-print, with a significant increase in event revenue and initial licensing revenue from the Motor Trend television contract.

The Performance Automotive Group delivered 2006 growth in newsstand and events revenue, primarily attributable to product improvement efforts, the successful launch of Diesel Power magazine, and better event marketing.

In 2006, PRIMEDIA’s International Automotive Group again experienced declines in almost all categories.

PRIMEDIA’s Automotive Digital Network, comprising seven flagship, in-market websites, including MotorTrend.com, AutomobileMag.com, Automotive.com, and Intellichoice.com, delivers more than 10 million unique visitors and over 60 million page views each month, and is currently one of the top 10 largest online automotive networks, according to Nielsen/NetRatings — NetView.  Reflecting strong third-party validation of the value to advertisers of PRIMEDIA Automotive Digital Network, Nielsen’s @Plan market research system currently indexes the PRIMEDIA Automotive Digital Network as one of the leading online networks in the critical category of consumers who intend to purchase a new or used vehicle in the next six months, which is a key component of the automakers’ online advertising selection process.  While Automotive.com’s lead generation revenue and profitability improved in 2006, the Company has not yet realized the significant advertising synergies resulting from the acquisition.  This is primarily due to delays in establishing the Automotive Group’s online salesforce.

The Company’s reliance on automaker print advertising has historically been, and continues to be, relatively small.  In 2006, U.S. automaker print advertising was just 5% of the Segment’s total print advertising revenue.  Non-U.S. automaker print advertising was 8% of the Segment’s total, and non-automaker automotive print advertising (primarily aftermarket parts and accessories) was 58% of the Segment’s total.  These percentages reflect little change from last year.  PRIMEDIA’s Consumer Automotive Group’s automaker advertising pages grew 6.5% in 2006, versus an industry-wide average decline of 13.8% in automotive category advertising pages, as measured by the Publishers Information Bureau.

Recreation Group (Includes Action Sports Group, Marine, and Equine):

Recreation Group revenue grew 2.6% in 2006, driven primarily by success in Action Sports Group print advertising, online, and the acquisition of Equine.com.  Recreation Group subscription revenue declined due to a deliberate cut in direct marketing, as units sold of the Group’s rate-base publications exceeded the required rate-base.  The savings in direct marketing expense more than offset the loss in revenue.

The Recreation Group continues to capitalize on the migration of brokerage advertising from print to Internet with its October, 2006 launch of Power & Motoryacht’s online brokerage site, leveraging technology and management from the Company’s acquisition of Equine.com.  Equine.com continued to perform well, with organic revenue growth of 32% in 2006.

Lifestyles Group (Includes Soaps, Home Tech, and SLAM):

Lifestyles Group revenue declined in 2006, primarily due to advertising softness, which was almost entirely offset by strong gains in Soaps and Home Tech newsstand revenue.

Consumer Source Inc. (PRIMEDIA’s Consumer Guides Segment)  Includes Apartment Guide, New Home Guide, Auto Guide, their related websites; Rentals.com, RentClicks.com, RentalHouses.com, HomeRentalAds.com; and the DistribuTech distribution business.

	Fourth Quarter		Percent	Full Year		Percent
($ millions)	2006	2005	Change	2006	2005	Change
Revenue, net (a)
Advertising	$66.9	$66.2	1.1%	$268.6	$260.9	3.0%
Other	13.6	14.5	-6.2%	55.9	56.2	-0.5%
Total Net Revenue	$80.5	$80.7	-0.2%	$324.5	$317.1	2.3%
Segment Expenses	$56.8	$59.7	-4.9%	$243.2	$242.2	0.4%
Segment EBITDA (b)	$23.7	$21.0	12.9%	$81.3	$74.9	8.5%

a) This presentation eliminates all intrasegment activity .

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Consumer Source’s 2006 advertising revenue growth was driven primarily by growth in its New Home Guide, Auto Guide, and RentClicks, its online business targeting owners of rental properties with less than 50 units.  The growth was offset by declines in the Segment’s Apartment Guide business.  Other revenue’s slight decline reflects DistribuTech’s optimization of distribution locations, a continuing evaluation process to best meet the distribution needs of Consumer Source’s core guides business.  Aggressive cost containment by the management held costs approximately flat in 2006, which led to the high flow-through of revenue growth to Segment EBITDA

Consumer Source’s Segment EBITDA growth was primarily due to strong New Home Guide organic growth, significant growth in RentClicks, DistribuTech optimization, and growth in the New Home and Auto Guides launched in 2005.

Apartment Guide, ApartmentGuide.com, Small Community Rentals:  These businesses, representing 77% of 2006 advertising revenue, continue to face challenging market conditions.  Advertising revenue declined 5.2% in 2006 and 4.4% in the fourth quarter, primarily due to high occupancy rates across over half of the markets along with a reduced advertiser base as a result of continued losses from condominium conversions.  These declines were partially offset by growth in RentClicks.  Although the rate of condominium conversions has slowed considerably from this time last year, the lost advertiser base from conversions in prior periods and high occupancy rates continues to negatively impact the business.

While the Company expects 2007 Apartment Guide revenue to be down from 2006, the Company expects to deliver sequential quarter revenue growth later in the year, depending on market conditions.  Apartment Guide management took a number of steps in 2006 to offset the weak market conditions, and is seeing the positive impact of its actions.  To strengthen the brand and create efficiency, publications in two of four cross-town markets were consolidated under the Apartment Guide title within each market.  As a result, advertisers are now able to benefit from enhanced circulation and have full-color publications to showcase properties.  Advertisement-specific phone numbers have been added to publications as an additional way to track leads and results for advertisers.  Management also continued to upgrade regional management and local market publishers.  In addition, senior management continued to focus on strengthening the Company’s relationships with its largest advertisers.

RentClicks, which the Company acquired on January 20, 2006, grew revenue 84% in the fourth quarter, and 92% in 2006.  On February 6th, 2007, Consumer Source announced its acquisition of RentalHouses.com, the second largest online marketplace supporting single unit rental properties.  Consumer Source’s RentClicks business is the largest online site supporting this market.  Concurrent with that announcement, the apartment listings on Consumer Source’s RentalHouses.com, HomeRentalAds.com (acquired June, 2006), RentClicks.com, and ApartmentGuide.com became accessible via the Company’s Rentals.com website, which now carries an estimated 62% of all paid single unit rental property listings on the Internet.  The Company is highly enthusiastic about the potential of this business, which enables owners and brokers of rental houses, town homes, condos, and small apartment complexes to list their properties online.  This lucrative segment of the marketplace accounts for approximately 85% of the total rental market.

Consumer Guides’ business targeting properties with less than 50 rental units is the online market leader, and with just 2% market penetration as of year-end, this business represents a significant growth opportunity.  The Company continued adding sales resources during the quarter as part of its overall strategy for growing the business, and expects to roll out significant improvements to its websites throughout the coming months.  Based on fourth quarter revenue, including completed acquisitions to-date, Consumer Source’s single unit rental property business represented an $11.7 million Internet business on an annualized basis.

New Home Guide, NewHomeGuide.com:  The Segment’s New Home Guide/NewHomeGuide.com business, representing 17% of 2006 advertising revenue, continued to deliver strong results with total organic revenue growth of 38% in 2006, and 32% growth in the fourth quarter.  This strong growth reflects New Home Guide having established itself as one of the most cost-effective and attractive media channels for home builders, and demonstrates its ability to successfully adapt to changing market conditions.

Auto Guide, Autoguide.com:  In 2006, the Segment’s Auto Guide business, representing 6% of 2006 advertising revenue, generated revenue growth in 2006 of 67%, and 7.1% in the fourth quarter.  This new division represents a $15 million business based on annualizing fourth quarter revenue, and continues to have strong growth potential both within its existing markets and through expansion into new markets.

Auto Guide’s revenue declined in the second half of 2006, primarily due to the then divisional management’s inability to hire high quality publishers and salespeople across all markets.  This resulted in inconsistent execution across markets.  To address the problem, on October 1, 2006, the head of Auto Guide was replaced by James Moon, who became Vice President of the Auto Guide division.  Mr. Moon joined Consumer Source in 1998.  Since joining the Company, he has served in various positions including Southeast Regional Director and President of the New Homes division.  Mr. Moon’s experience also includes serving as General Manager for Trader Publishing Company in Florida, with oversight for their local auto guide businesses.  Mr. Moon and his team have upgraded personnel, centralized production to decrease salespeople’s non-selling activities, and initiated product improvements that are increasing lead generation, which is the primary metric used by advertisers to evaluate the effectiveness of the product.

DistribuTech:  All of PRIMEDIA’s Consumer Source print properties continue to benefit from the Company’s leading distribution business, DistribuTech.  Consumer Source’s strategy is to continually optimize distribution for its own guides at minimal cost.  DistribuTech’s strategy to optimize its distribution locations to best meet the distribution needs of the Consumer Source guides has   historically caused, and will continue to cause, DistribuTech revenue and profitability to fluctuate.

Depreciation, Amortization, and Interest Expense

Depreciation expense was $6.4 million in the fourth quarter 2006 versus $6.2 million in the prior year.  Amortization expense was $2.7 million in the fourth quarter, compared to $2.2 million in the prior year due to a higher level of intangibles resulting from acquisitions made in 2005.  Interest expense was $39.8 million in the fourth quarter, compared to $32.2 million in 2005.  The 2006 expense was increased by a $9.1 million non-cash charge due to the fair value measurement of the deferred purchase price arising from the Automotive.com acquisition.  Excluding this increase, the Company’s interest expense decreased due to lower debt levels partially offset by higher interest rates.

Discontinued Operations

In the fourth quarter of 2006, the Company decided to actively pursue the sales of the businesses of its Education Segment which is comprised of Channel One, a proprietary network for secondary schools; Films Media Group, a leading source of educational video; and Primedia Healthcare, a medical education business.  Additionally, the Company announced that it was pursuing the sale of its Outdoors Group (hunting, shooting and fishing titles), included in the Enthusiast Media Segment.  The operations of the Education Segment and the Outdoors Group have been classified as discontinued operations for all periods presented, in accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”.  On January 31, 2007, the Company sold its Outdoors Group for $170 million.

Quarterly financial information for 2006 and 2005, adjusted for the Gems Group discontinued in the third quarter 2006 and the Education Segment and Outdoors Group discontinued in the fourth quarter 2006, is attached to this earnings release as Exhibit B.  Revenue and Operating Income for these discontinued operations will be presented in the Company’s Annual Report on Form 10-K for the 2006 fiscal year.

In 2005, the Company sold substantially all of the assets of WPL for the assumption of ongoing liabilities while retaining a secondary liability as the assignor of the building and satellite time leases.  The Company received a third party guarantee of up to $10.0 million against those lease obligations to reimburse the Company for lease payments made (the “Guaranty”).            In the first half of 2006, the Company made payments on behalf of WPL pursuant to its secondary liability and recorded a provision, net of the Guaranty, in discontinued operations for $5.6 million.  In the second half of 2006, the Company commenced a lawsuit to collect on that Guaranty, and in the fourth quarter fully reserved for the $10.0 million Guaranty with a charge to discontinued operations as of December 31, 2006.  The Company continues to exercise all available legal remedies against the third party guarantor and to fulfill its secondary obligation regarding the WPL leases.

Liquidity and Leverage

The Company has adequate financial resources to meet its cash and other fixed obligations and service its debt for the foreseeable future.  As of December 31, 2006, the Company had $261 million in cash and unused credit lines.  Free Cash Flow for the fourth quarter 2006 was negative $2.9 million compared to negative $26.0 million for the same three months last year.  For the full year ended December 31, 2006, Free Cash Flow was $8.6 million compared to negative $47.2 million for the full year 2005.  The increase in Free Cash Flow in 2006 is due primarily to lower debt service, improvement in working capital, and lower capital expenditures.  Free Cash Flow includes discontinued operations, such as Crafts, Outdoors, and Education, and the $1.2 million in cash compensation expense relating to Automotive.com’s CEO.

In October 2006, the Company repurchased at a discount $5.2 million principal amount of the 8% Senior Notes due 2013 for $4.8 million plus $164,000 of accrued interest.  In December 2006, the Company repurchased $1.8 million principal amount of 8 7/8% Senior Notes due 2011 for $1.9 million plus $19 thousand of accrued interest.  A total of $ 65.5 million of the 8 7/8% Notes have been repurchased this year, reducing the Notes from $471.0 million at the beginning of the year to $406.7 million at the end of 2006.  Additionally, the Company repurchased $52.5 million principal amount of Senior Floating Rate Notes due 2010 for $55.1 million plus $470 thousand of accrued interest, reducing the Notes from $175.0 million at the beginning of the year to $122.5 million at the end of 2006.  The leverage ratio, as defined by the Company’s credit agreements, for the 12 months ended December 2006 is 5.9 times versus the permitted maximum of 6.25 times.

Reflecting transactions (including the sale of the Company’s Outdoors Group), and cash flows subsequent to December 31, 2006, as of February 23, 2007, the Company had approximately $120 million in cash and cash equivalents, and approximately $250 million in unused credit lines.

(continued)

Use of the Term Segment EBITDA

The Company is organized into two business segments:  Enthusiast Media and Consumer Guides.

Enthusiast Media Segment EBITDA and Consumer Guides Segment EBITDA are reconciled to net income in the attached Financial Highlights Table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include non-cash compensation and provision for severance, closures and restructuring related costs.  We believe that Segment EBITDA is an accurate indicator of the Company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the Company’s chief operating decision maker, its Chairman, CEO and President, to make decisions about resources to be allocated to the segments and to assess their performance.

Segment EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other (excluding acquisitions), and capital lease payments (Exhibit A).

The Company’s chief operating decision maker, its Chairman, CEO and President, uses free cash flow to make decisions based on the Company’s cash resources.  Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America.  Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on February 27, 2007, 10:00 am, Eastern Time.  To participate in the call, please dial (800) 817-2743 if you are in the U.S., or (913) 981-4915 if you are outside the U.S.  The conference ID is 5854096.  You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at (888) 203-1112 in the U.S., or  (719) 457-0820, if you are outside the U.S.  The replay ID is 5854096.  The recorded version will be available two hours after the completion of the call until 7:00 pm Eastern Time, March 6, 2007.  The live and replay versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2006 revenue from continuing operations of $849 million, its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in two market segments:

•                  Enthusiast Media is America’s #1 special interest media company, with more than 70 magazines, 90 websites, over 65 events, two television programs, 400 branded products, and such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                  Consumer Source Inc. is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide, and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 60,000 locations. The Group owns and operates leading websites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com; and America’s largest online single unit rental property business, comprised of RentClicks.com, RentalHouses.com, HomeRentalAds.com, and Rentals.com.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	Eric Leeds (Investors): 212-745-1885
Joshua Hochberg (Media): 212-446-1892

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Financial Highlights Table and Exhibits Follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)

($ in millions, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue, Net:
Advertising	$138.0	$139.0	$561.2	$557.7
Circulation	41.3	41.1	163.7	164.1
Other	31.5	29.3	124.4	99.9
Total Revenue, Net	$210.8	$209.4	$849.3	$821.7

Cost of Goods Sold	$44.3	$44.8	$185.8	$168.7
Marketing and Selling	36.1	36.0	153.4	153.2
Distribution, Circulation and Fulfillment	39.1	41.0	161.4	159.7
Editorial	14.8	14.2	57.5	57.6
Other General Expenses	27.5	26.5	112.5	109.5
Corporate Administrative Expenses	7.5	7.8	28.3	28.0
Total Segment Expenses	$169.3	$170.3	$698.9	$676.7

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media (B)	$25.3	$25.9	$97.4	$98.1
Consumer Guides	23.7	21.0	81.3	74.9
Corporate Overhead (C)	(7.5)	(7.8)	(28.3)	(28.0)
Total Segment EBITDA	$41.5	$39.1	$150.4	$145.0

Depreciation and Amortization of Property and Equipment	(6.4)	(6.2)	(26.1)	(23.7)
Amortization of Intangible Assets and Other	(2.7)	(2.2)	(10.8)	(5.8)
Severance Related to Separated Senior Executives	—	(1.8)	—	(1.8)
Non-Cash Compensation	(0.9)	0.4	(3.8)	(6.1)
Provision for Restructuring Costs	(1.0)	(0.3)	(2.2)	(1.8)
Gain on Sale of Businesses and Other, Net	0.3	0.1	0.3	0.2
Operating Income	30.8	29.1	107.8	106.0

Interest Expense (D)	(39.8)	(32.2)	(125.5)	(130.3)
Interest on Shares Subject to Mandatory Redemption (E)	—	(2.3)	—	(24.2)
Amortization of Deferred Financing Costs	(0.6)	(0.7)	(2.6)	(4.3)
Other Expense, Net (F)	(2.8)	(6.5)	(2.0)	(13.5)
Loss Before Provision for Income Taxes	(12.4)	(12.6)	(22.3)	(66.3)

(Provision) Benefit for Income Taxes	1.8	9.4	(5.3)	(0.4)

Loss from Continuing Operations (($0.04) and ($0.01) loss per basic and diluted share for the three months ended December 31, 2006 and 2005, respectively , and ($0.10) and ($0.25) loss per basic and iluted share for the years ended December 31, 2006 and 2005, respectively)	(10.6)	(3.2)	(27.6)	(66.7)

Discontinued Operations (($0.01) and ($0.04) loss per basic and diluted share for the three months ended December 31, 2006 and 2005, respectively, and $0.25 and $2.40 earnings per basic and diluted share for the years ended December 31, 2006 and 2005, respectively , including (loss) gain on sale of business, net of tax , of ($3.9) million and $2.7 million for the three months ended December 31, 2006 and 2005, respectively, and $62.1 and $604.2 for the years ended December 31, 2006 and 2005, respectively)	(3.2)	(10.5)	65.9	631.3

Cumulative Effect of Change in Accounting Principle (from the adoption of Statement of Financial Accounting Standard No. 123 (R))	—	—	0.0	—

Net Income (Loss)	$(13.8)	$(13.7)	$38.3	$564.6

Basic and Diluted Income (Loss) per Common Share	$(0.05)	$(0.05)	$0.15	$2.15

Basic and Diluted Common Shares Outstanding (w eighted average)	264,173,831	263,368,972	263,985,991	263,031,543

Capital Expenditures, net (excluding acquisitions)	$8.4	$8.5	$26.8	$30.2

	At December 31,	At September 30,		At December 31,
	2006	2006		2005
Cash and cash equivalents	$5.8	$71.8	(H)	$7.3
Long-term debt, including current maturities (G)	$1,323.0	$1,381.7		$1,464.4
Common shares outstanding	264,410,753	264,055,370		263,716,469

(A) Other credits (charges ) include non-cash compensation, provision for restructuring costs and gain on sale of businesses and other, net.

(B) In 2006, Enthusiast Media Segment EBITDA w as reduced for non-cash compensation expense relating to Automotive.com’s CEO of $1.5 million and $2.3 million for the quarter and year ended December 31, 2006, respectively, due to the fair value measurement of the deferred purchase price arising from the acquisition of Automotive.com, w hich is expected to be paid in 2009 or 2010. Additionally, Segment EBITDA w as reduced for cash compensation expense relating to Automotive.com’s CEO of $1.0 million and $1.2 million for the quarter and year ended December 31, 2006, respectively, due to additional payments made relating to the acquisition of Automotive.com.

(C) In 2006, Corporate Overhead includes $2.1 million (vs $0.5 mllion in 2005) and $4.9 million (vs. $0.5 million in 2005) for the quarter and year ended December 31, 2006, respectively, of non-recurring expenses related to the exploration of the spin and third party tax services.

(D) The 2006 expense increased by $9.1 million and decreased by $2.4 million for the quarter and year ended December 31, 2006, respectively, due to the fair value measurement of the deferred purchase price arising from the acquisition of Automotive.com.

(E) During 2005, the Company redeemed all of its shares subject to mandatory redemption (Exchangeable Preferred Stock), liquidation preference of approximately $475 million.

(F) The quarter and year ended December 31, 2005 include expense of $8.3 million and $14.2 million, respectively, w hich represent the w rite-offs of unamortized deferred financing costs and premums paid on the Company’s redemption of all of the outstanding shares of its shares subject to mandatory redemption and all of the 7 5/8% Senior Notes due 2008. The year ended December 31, 2005 includes an expense of $3.5 million w hich represents the w rite-off of unamortized deferred financing costs associated w ith the Company’s refinancing of certain of its bank debt.

(G) During the year ended December 31, 2006, the Company repurchased at a discount approximately $65.5 million principal amount of the 8 7/8% Senior Notes due 2011. The purchase price w as approximately $64.0 million, plus $0.6 mllion of accrued interest for the year ended December 31, 2006. During the fourth quarter 2006, the Company repurchased at a discount approximately $5.2 million principal amount of the 8.0% Senior Notes due 2013. The purchase price was approximately $4.8 million, plus $0.2 million of accrued interest. Additionally, in the fourth quarter, the Company repurchased approximately $52.5 million of Senior Floating Rate Notes due 2010 at a purchase price of $55.1 million, plus accrued interest of $0.5 million.

(H) Includes the remaining net cash proceeds from the Company’s sale of the Crafts Group, w hich w as included in the Enthusiast Media Segment.

Exhibit A

PRIMEDIA Inc.
Reconciliation of Free Cash Flow to Cash Provided by Operating Activities (Unaudited)
($ in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net cash provided by (used in) operating activties	$5.5	$(17.0)	$37.8	$(12.4)
Additions to property, equipment and other (excluding acquisitions)	(8.4)	(8.5)	(26.8)	(30.2)
Capital lease payments	(0.0)	(0.5)	(2.4)	(4.6)
Free Cash Flow	$(2.9)	$(26.0)	$8.6	$(47.2)
Supplemental information:
Cash interest paid, including interest on capital and restructured leases	$46.4	$51.0	$128.8	$134.0
Cash interest paid on shares subject to mandatory redemption	$—	$6.8	$—	$33.3
Cash income taxes paid (net of refunds received)	$—	$0.5	$4.5	$4.8
Cash paid for restructuring costs	$1.3	$1.6	$6.2	$9.5

Exhibit B

PRIMEDIA Inc.

2006 Operating Results

After Classification of Operations Discontinued in 2006 (Unaudited)
($ in millions)

	Q1	Q2	Q3	Q4	Full Year
	2006	2006	2006	2006	2006
Revenues, Net:
Enthusiast Media	$126.6	$134.7	$133.2	$130.3	$524.8
Consumer Guides	81.4	81.3	81.3	80.5	324.5
Total Revenues, Net	$208.0	$216.0	$214.5	$210.8	$849.3

Segment EBITDA (A):
Enthusiast Media	$17.7	$28.5	$25.9	$25.3	$97.4	(B)
Consumer Guides	17.7	18.2	21.7	23.7	81.3
Corporate Overhead	(6.5)	(7.6)	(6.7)	(7.5)	(28.3	)(C)
Total Segment EBITDA	28.9	39.1	40.9	41.5	150.4

Depreciation and Amortization of Property and Equipment	(6.3)	(6.9)	(6.5)	(6.4)	(26.1)
Amortization of Intangible Assets and Other	(2.5)	(2.7)	(2.9)	(2.7)	(10.8)
Non-Cash Compensation	(0.9)	(1.6)	(0.4)	(0.9)	(3.8)
Provision for Restructuring Costs	(0.4)	(0.5)	(0.3)	(1.0)	(2.2)
Gain on Sale of Businesses and Other, Net	—	—	—	0.3	0.3
Operating Income	18.8	27.4	30.8	30.8	107.8

Other Income (Expense):
Interest Expense	(30.8)	(21.4)	(33.5)	(39.8)	(125.5	)(D)
Amortization of Deferred Financing Costs	(0.7)	(0.7)	(0.6)	(0.6)	(2.6)
Other Income (Expense), Net	0.2	0.2	0.4	(2.8)	(2.0)
Income (Loss) Before Provision for Income Taxes	(12.5)	5.5	(2.9)	(12.4)	(22.3)

(Provision) Benefit for Income Taxes	1.1	(3.3)	(4.9)	1.8	(5.3)

Income (Loss) from Continuing Operations	$(11.4)	$2.2	$(7.8)	$(10.6)	$(27.6)

(A) Segment EBITDA reconciled to Income (Loss) from Continuing Operations.

(B) In FY 2006, Enthusiast Media Segment EBITDA w as reduced for non-cash compensation expense relating to Automotive.com’s CEO of $2.3 million for the year ended December 31, 2006, due to the fair value measurement of the deferred purchase price arising from the forw ard agreement related to the Automotive.com acquisition, w hich is expected to be paid in 2009 or 2010. Additionally, Segment EBITDA w as reduced for cash compensation expense relating to Automotive.com’s CEO of $1.2 million for the year ended December 31, 2006, due to additional payments made relating to the acquisition of Automotive.com.

(C) In FY 2006, Corporate Overhead includes $4.9 million (vs. $0.5 million in 2005) of non-recurring expenses related to the exploration of the spin and third party tax services.

(D) In FY 2006, interest expense w as decreased by $2.4 million, due to the fair value measurement of the deferred purchase price arising f rom the acquisition of Automotive.com.

Exhibit B

PRIMEDIA Inc.
2005 Operating Results
After Classification of Operations Discontinued in 2006 (Unaudited)
($ in millions )

	Q1	Q2	Q3	Q4	Full Year
	2005	2005	2005	2005	2005
Revenues , Net:
Enthusiast Media	$116.4	$134.5	$125.0	$128.7	$504.6
Consumer Guides	75.6	79.5	81.3	80.7	317.1
Total Revenues, Net	$192.0	$214.0	$206.3	$209.4	$821.7

Segment EBITDA (A):
Enthusiast Media	16.8	$31.9	$23.5	$25.9	$98.1
Consumer Guides	18.2	17.9	17.8	21.0	74.9
Corporate Overhead	(6.6)	(7.2)	(6.4)	(7.8)	(28.0)
Total Segment EBITDA	28.4	42.6	34.9	39.1	145.0

Depreciation and Amortization of Property and Equipment	(5.4)	(6.0)	(6.1)	(6.2)	(23.7)
Amortization of Intangible Assets and Other	(1.1)	(1.1)	(1.4)	(2.2)	(5.8)
Severance Related to Separated Senior Executives	—	—	—	(1.8)	(1.8)
Non-Cash Compensation	(1.2)	(1.2)	(4.1)	0.4	(6.1)
Provision for Restructuring Costs	(1.0)	(0.3)	(0.2)	(0.3)	(1.8)
Gain on Sale of Businesses and Other, Net	—	—	0.1	0.1	0.2
Operating Income	19.7	34.0	23.2	29.1	106.0

Other Income (Expense):
Interest Expense	(33.1)	(32.7)	(32.3)	(32.2)	(130.3)
Interest on Shares Subject to Mandatory Redemption	(10.9)	(6.4)	(4.6)	(2.3)	(24.2)
Amortization of Deferred Financing Costs	(1.3)	(1.2)	(1.1)	(0.7)	(4.3)
Other Income (Expense), Net	0.7	(4.8)	(2.9)	(6.5)	(13.5)
Loss Before Provision for Income Taxes	(24.9)	(11.1)	(17.7)	(12.6)	(66.3)

(Provision) Benefit for Income Taxes	(3.7)	(2.0)	(4.1)	9.4	(0.4)

Loss from Continuing Operations	$(28.6)	$(13.1)	$(21.8)	$(3.2)	$(66.7)

(A ) Segment EBITDA reconciled to Loss from Continuing Operations.